STOCK PURCHASE AGREEMENT

BY AND AMONG

PLATINUM HOSPITALITY HOLDINGS, INC.,

LOOK OUT WE’RE TRAVELLING, INC.

AND

THE STOCKHOLDERS LISTED ON THE STOCKHOLDER SIGNATURE PAGES ATTACHED HERETO

JULY __, 2007

CONFIDENTIAL

7	.	Conditions to Closing	13
		7.1	Conditions to the Obligations of Platinum	13
		7.2	Conditions to the Obligations of the Stockholders	14

8	.	Transactions at the Closing		15
		8.1	Documents to be Executed and Delivered by the Parties	15
		8.2	Documents to be Delivered by Platinum, FDT and the Stockholders	15

9	.	Survival of Representations and Warranties; Indemnification		15
		9.1	Survival	15
		9.2	Indemnification of Platinum	16
		9.3	Indemnification of the Stockholders	16
		9.4	Limitation on Liability	17
		9.5	Matters Involving Third Parties	17
		9.6	Additional Agreements Regarding Indemnity	18

10	.	Termination		19
		10.1	Termination	19
		10.2	Liability	20

11	.	Stockholders’ Representative		20
		11.1	Appointment; Acceptance	20
		11.2	Authority	20
		11.3	Actions	21
		11.4	Effectiveness	21
		11.5	Reimbursement of Expenses of the Stockholders’ Representative	21
		11.6	Indemnification of the Stockholders’ Representative	21
		11.7	Contribution Among Stockholders	21
		11.8	Consent to Transactions	22
		11.9	Exculpation of Platinum	22

12	.	Miscellaneous		22
		12.1	Notices	22
		12.2	Finders	23
		12.3	Entire Agreement; Amendment	23
		12.4	Headings	23
		12.5	Governing Law	23
		12.6	Submission to Jurisdiction	23
		12.7	Waiver of Jury Trial	24
		12.8	Severability	24
		12.9	Waiver	24
		12.10	Assignment	24
		12.11	Definition	24
		12.12	Publicity	24
		12.13	Parties in Interest	24
		12.14	Specific Performance	24

ii

FDT TOURS, INC.

STOCK PURCHASE AGREEMENT

July 2, 2007

The parties to this agreement are Platinum Hospitality Holdings, Inc., a Delaware corporation (“Platinum”); Look Out We’re Traveling, Inc. dba Flying Dutchmen Travel, a [California] corporation (together with all subsidiaries, “FDT”); and each holder of shares of capital stock of FDT, who are listed on the stockholder signature pages attached hereto (the “Stockholders”). This agreement provides for the purchase by Platinum of all of the outstanding shares of FDT.

Accordingly, it is agreed as follows:

1.     Transactions at the Closing.

1.1    Purchase of FDT Stock; Other Transactions.  At the closing referred to in section 2, each Stockholder shall sell and assign to Platinum all of the shares of FDT capital stock owned by that Stockholder as set forth on schedule 1.1 (an aggregate of [ ] shares, which is all of the outstanding capital stock of FDT), and Platinum shall purchase and acquire those shares, for a purchase price equal to (i) $425,000 in immediately available funds at closing, or in accordance with the terms of a financing as set forth in 7.1 (G) (the “Cash Portion”) and (ii) 7,000,000 unregistered shares of common stock with all piggyback provisions equal to the other 3 major shareholders of Crystal International Travel Group, Inc. (the “Crystal Shares”) (collectively, the Cash Portion and the Crystal Shares are referred to below as the “Purchase Price”) Should Platinum and Crystal decide to divert themselves of the FDT investment, Tracy Michaels and Ann Macker will have the first opportunity to negotiate such a buyout. The BOD of CITG will appoint either Tracy Michaels or Ann Macker to hold one seat on the Board of Director’s of Crystal International Travel Group, Inc.

1.2    Payment of Purchase Price.  At the closing, (a) Platinum shall pay to the Stockholders an amount equal to the Cash Portion and (b) Platinum shall deliver to the Stockholders certificates representing the Crystal Shares. Both the Cash Portion and the Crystal Shares shall be allocated among the Stockholder in accordance with instructions delivered to Platinum by the Stockholders as set forth in the [Stockholder Proceeds Distribution Agreement] described in Section 7.2(d).

1.3    Certain Definitions.

     (a) As used in this agreement:

(i) the term “Cash and Cash Equivalents” means all cash and other liquid assets, including, but not limited to, bank deposits, paper currency and coins, negotiable money orders and checks, U.S. Treasury bills, money-market fund shares and commercial paper;

(ii) the term “Knowledge of the Stockholders” means the actual knowledge, after due inquiry, of any stockholder of the FDT; and

(iii) the term “Material Adverse Effect” means any change or event that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, business, or operations of FDT.

2.     Closing.

2.1    Date of Closing. Subject to the satisfaction of the conditions set forth in section 7 (or waiver by Platinum), the closing under this agreement shall take place at the offices of Crystal International Travel Group, Inc. at 2160 Headquarters Plaza, 10th Floor, Morristown, New Jersey 07960 (or at such other place as the parties may agree upon in writing) on or before July 1, 2007. The date on which the closing is held is referred to in this agreement as the “Closing Date.” At the closing, the parties shall execute and deliver the documents referred to in section 8.

2.2   Outside Date for Closing. If the closing has not occurred by August 1, 2007, this agreement may be terminated as provided in section 10; upon such termination none of the parties shall have any liability of any kind arising out of this agreement other than any liability resulting from its breach of this agreement prior to termination.

3.     Representations and Warranties by FDT and the Stockholders.

Each of FDT and the Stockholders represents and warrants to Platinum, except as set forth in a correspondingly numbered disclosure schedule delivered by FDT to Platinum, as follows:

3.1    Organization and Authority of FDT.  FDT is a corporation duly organized, validly existing and in good standing under the laws of [California] and has the full power and authority to enter into and to perform this agreement and to own, lease and operate its properties as it now does and to carry on its business as it is presently being conducted. FDT is duly qualified and in good standing as a foreign corporation in each jurisdiction in which it is required to be so qualified. The copies of FDT’s organizational documents and any stockholder or voting agreements that have been delivered to Platinum are complete and correct, and there are no other documents or agreements affecting the rights or obligations of the stockholders of FDT as such. The execution, delivery and performance of this agreement by FDT have been duly authorized by all necessary corporate and stockholder action and this agreement constitutes a legal, valid and binding obligation of FDT enforceable against FDT in accordance with its terms. FDT Tours, Inc. is the sole stockholder of each of its subsidiaries.

3.2    No Conflicts.

                (a) The execution, delivery and performance of this agreement by FDT and the Stockholders will not (i) conflict with the organizational or governing documents of FDT; (ii) conflict with, or result in the breach or termination of, or constitute a default under, or increase FDT’s obligations, or diminish FDT’s rights under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which FDT is a party or by which FDT or any of its properties is bound; (iii) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to FDT; (iv) result in the creation of any claim, lien, security interest, charge or encumbrance upon any capital stock or assets of FDT; or (v) have a Material Adverse Effect.

 (b) No consent, approval or authorization of, or designation, declaration or filing with, any court or governmental authority or any other person or entity is required on the part of FDT or any of the Stockholders in connection with the execution, delivery and performance of this agreement by FDT or the Stockholders.

3.3    Capitalization.  FDT has outstanding [ ] shares of common stock and [ ] shares of preferred stock, which are owned as set forth on schedule 3.3 and, except as set forth on schedule 3.3, no other person or entity holds any equity interest in FDT. Each of the holders of the shares of common stock and preferred stock referred to on schedule 3.3 holds those shares of record and beneficially, free and clear of any claim, lien or encumbrances. The holders of FDT’s common stock and preferred stock have the rights and obligations set forth in FDT’s certificate of incorporation referred to in section 3.1, and there are no other agreements or documents that affect those rights and obligations. There are no outstanding subscriptions, options, warrants or rights of any kind to acquire any interest in or shares of any class of FDT; there are no outstanding securities convertible into any interest in FDT; and there are no obligations that might require FDT to issue any such options, warrants, rights or securities. There are no existing arrangements that require or permit any shares or other interest in FDT to be voted by or at the discretion of anyone other than the record owner, and there are no restrictions of any kind on the transfer of any shares in FDT, except as may be imposed by applicable United States federal and state securities laws. At the closing, Platinum shall acquire all of the outstanding stock of FDT, free and clear of any claim, lien or encumbrance.

3.4    Financial Statements.  Schedule 3.4 contains the consolidated balance sheets of FDT as of December 31, 2004, December 31, 2005, and December 31, 2006 together with the related statements of operations and cash flows for the years then ended, and the unaudited consolidated balance sheets of FDT as of April 30, 2007. All of the financial statements contained in schedule 3.4 conform to the books and records of FDT as prepared in the ordinary course of business, reflect all expenses attributable to FDT during the periods covered, and present fairly the financial position and the results of its operations of FDT as of the dates and for the periods indicated, in accordance with GAAP applied on a consistent basis. All of the books of account of FDT have been exhibited or made available to Platinum, and those books of account have been maintained in accordance with good business practice on a consistent basis and accurately record all transactions of FDT during the periods covered by them. All of the accounts receivable reflected in the balance sheets referred to in this section 3.4, and all of the accounts receivable outstanding as of the date of this agreement, arose from bona fide transactions in the ordinary course of business and none of them is subject to any defense, counterclaim or setoff, and none of the Stockholders has any reason to believe that any of them will not be collected in full when due). In the event Platinum determines, in its reasonable discretion, that it is necessary to audit the unaudited financial statements of FDT as of December 31, 2006 in order to comply with any applicable law, Platinum shall have the right to do so with an auditor selected by Platinum in its sole discretion, at Platinum’s sole cost and expense. The books of FDT have not ever been audited since the inception of the Company.

3.5    Absence of Undisclosed Liabilities. Except to the extent reflected or reserved for in the audited consolidated balance sheet of FDT and the Subsidiaries as of December 31, 2005 or the unaudited balance sheet as of December 31, 2006 referred to in section 3.4, or in the notes to either balance sheet, FDT has no liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, other than fees and expenses incurred in connection with the consummation of the transactions contemplated hereby, for which the Stockholders are solely liable. To the Knowledge of the Stockholders, there is no basis for the assertion against FDT of any liability as of the date hereof. Schedule 3.5 sets forth as of the date hereof, all liabilities of FDT to any of the Stockholders or any employees of FDT (including without limitation any earned or accrued bonuses or other payments) and all liabilities of any of the Stockholders or their respective affiliates to FDT.

3.6    Absence of Certain Changes.  Since December 31, 2006, FDT has operated its business in the ordinary course and consistent with past practice, and:

(a) there has not been any change or event that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, businesses or operations of FDT;

(b) FDT has not (i) entered into any transaction or incurred any liability or obligation, (ii) incurred any extraordinary loss (whether or not covered by insurance), or (iii) waived any rights of value;

(c) FDT has not sold or transferred any assets other than assets that have been replaced with other assets of equal or greater value;

(d) FDT has not made any distribution or paid any dividend to any of the Stockholders or acquired any stock or other interest in FDT or, directly or indirectly, made any other payment of any kind or any loan to any of the Stockholders or any of their respective affiliates or members of their respective families;

(e) FDT has not granted or agreed to grant any general increase in any rate or rates of salaries or compensation or in benefits of any kind to its employees, agents, contractors or consultants, or any specific increase in the salary of or compensation to any employee, agent, contractor or consultant or any bonus or other payment to any employee, agent, contractor or consultant;

(f) there has not been any default under any indebtedness of FDT or any event which with the lapse of time or giving of notice or both would constitute such a default;

(g) FDT has not amended or terminated any contract or license to which it is a party;

(h) FDT has not made any change in the manner in which its business is operated or the accounting principles or practices employed by it in connection with its business or introduced any material new method of management, operations or accounting, and no person who was a management level employee (i.e., supervised another employee) of FDT during the twelve months preceding the date of this agreement is currently not employed by or performing substantially similar services for FDT; and

(i) FDT has not established any new Employee Benefit Plan, amended or modified any existing Employee Benefit Plan, or incurred any obligation or liability under any Employee Benefit Plan different in nature or amount from obligations or liabilities incurred during similar periods in prior years.

3.7    Ownership of Personal Property.  Except for the lien, if any, of current taxes not yet due and payable, FDT has valid title, free and clear of any claim, lien, security interest, charge or encumbrance, to all personal property used in their respective businesses or presently located on their respective premises, including, but not limited to, all personal property reflected on the unaudited consolidated balance sheet of FDT as of December 31, 2006 referred to in section 3.4. FDT does not owe any amount to, or have any contract with or commitment to, or use any property (real or personal) in its business owned or leased by, any of the Stockholders or any director, officer, employee, agent or representative of FDT or any of their respective affiliates or family members.

3.8    Condition of Personal Property.  All items of machinery, equipment and other tangible assets owned or used by FDT are, in all material respects, in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, and conform in all material respects to all applicable ordinances, rules, regulations and technical standards and all applicable building, zoning and other laws.

3.9    Real Property.   FDT does not own any real property. Schedule 3.9 contains a list and brief description of all real properties leased by FDT, including all structures owned or used by FDT located on those real properties. Except as set forth on schedule 3.9 and except for the lien, if any, of current taxes not yet due and payable, FDT enjoys peaceful and undisturbed possession under all real property leases under which it is operating and all such real property leases are valid and subsisting and in full force and effect. Except as would not have a Material Adverse Effect, all improvements on the real properties leased by FDT are in accordance with all applicable laws, ordinances, regulations and orders, including, without limitation, those applicable to zoning, environment and the establishment and maintenance of working conditions for labor. All portions of those buildings and structures owned or leased by FDT are in good condition of maintenance and repair and are adequate, sufficient and suitable for their present uses and purposes. The transactions contemplated by this agreement will not adversely affect FDT’s right to use those properties for the same purpose and to the same extent as they were being used by FDT prior to the date of this agreement.

3.10        Litigation; Compliance with Laws. There is no claim, litigation, proceeding or governmental investigation pending or, to the Knowledge of the Stockholders, threatened, or any order, injunction or decree outstanding, against FDT or any of its respective properties or assets, in any jurisdiction, and, to the Knowledge of the Stockholders, there is no reasonable basis for future claims, litigations, proceeds or investigations against FDT or any of its properties or assets. FDT is operating its business in compliance with all applicable legal requirements of the United States (including, but not limited to, any United States law or regulation applicable to the conduct of business in any foreign jurisdiction), all states and localities in the United States, and all foreign jurisdictions and FDT, nor any manager, director or officer of FDT, nor any of the Stockholders, has received any notice within the prior two years or that remains outstanding or unresolved of any violation of any applicable legal requirement of the United States, any state or locality in the United States, or any foreign jurisdiction.

3.11          Taxes. FDT has filed all tax returns (including, but not limited to, all United States federal, state and local tax returns and all tax returns required by any foreign jurisdiction) required by law to be filed by it and each of those tax returns was true, correct and complete, and FDT has paid, or made provision in its consolidated financial statements referred to in section 3.4 for payment of, all Taxes of FDT (whether or not shown on a tax return) arising through the date of the financial statements referred to in section 3.4. Except as set forth on schedule 3.11, there are no claims pending against FDT, nor to the Knowledge of the Stockholders are there any threatened claims, for past due Taxes. There are no outstanding waivers or agreements by FDT for the extension of the time for the assessment of any Tax. All Taxes that are or were required by law to be withheld or collected by FDT have been duly withheld or collected and paid to the proper tax authority. The United States federal income tax returns of FDT have not been audited by the Internal Revenue Service within the prior six years. For purposes of this agreement, the term “Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, occupancy, rent, transaction, property or other taxes, customs, duties, fees, assessments or charges of any kind, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (including, without limitation, any state, local, federal or other taxing authority, whether domestic or foreign). No taxing authority in a jurisdiction in which FDT does not file tax returns has claimed that FDT is obligated to file tax returns in that jurisdiction. FDT has not deferred the payment of Taxes by the use of the cash, installment or a long-term contract method of accounting, has been required to make an adjustment under section 481 of the Internal Revenue Code (the “Code”) because of a change of method of accounting or has entered into any closing agreement or similar agreement requiring a payment of Tax after the time of the closing. FDT has not deferred the recognition of income for tax purposes beyond the taxable period in which the payment or account receivable to which that income relates was received or accrued. FDT has not made any payment, and through the consummation of the closing FDT will make any payment, that would be an “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provisions of state, local or foreign Tax law), and FDT is not a party to any agreement, arrangement or plan that would obligate it to make any such payment.

3.12          List of Agreements, etc.  Schedules 3.12 together contain, with respect to FDT and each of the Subsidiaries, a complete list as of the date of this agreement of: (a) all commitments and other agreements for the purchase of any materials, supplies or equipment, other than commitments and other agreements that were entered into in the ordinary course of business and that involve an expenditure by FDT of less than $5,000 for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of FDT; (c) all leases or other rental agreements under which FDT is either lessor or lessee that call for annual lease payments in excess of $5,000 individually or are otherwise material to the operations of the business of FDT; (d) all employment and consulting agreements that provide for compensation in excess of $5,000 a year; (e) all collective bargaining agreements; and (f) all other agreements, commitments and understandings (written or oral) that require payment by or to FDT of more than $5,000 individually or that cannot be terminated by their terms on less than 30 days’ notice without liability. True and complete copies of all of the leases, commitments and other agreements referred to on schedules 3.12 have been delivered to Platinum.

3.13         Employees.

        (a) For the three (3) years preceding the date of this Agreement, FDT has been in compliance in all material respects with all currently applicable laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. For the three (3) years preceding the date of this Agreement, FDT has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. FDT is not liable for any material payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against FDT under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to FDT’s knowledge, threatened, between FDT and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, pending severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of FDT’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. FDT is not a party to any collective bargaining agreement or other labor union contract nor does FDT know of any activities or proceedings of any labor union to organize any such employees. To FDT’s knowledge, no employees of FDT are or have in the past been in material violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by FDT because of the nature of the business conducted by FDT or to the use of trade secrets or proprietary information of others.

(b) The transactions contemplated by this agreement will not trigger (either alone or in connection with an employment termination) or enhance any payments of any kind to any employee, director, consultant or independent contractor of FDT, or limit the deducibility thereof.

3.14          Status of Agreements.  All leases, commitments and other agreements of FDT were entered into in connection with and in the conduct of the business of FDT. Each of the agreements, commitments and leases referred to in sections 3.12 is presently in full force and effect in accordance with its terms and there has not been any breach by FDT, or, to the Knowledge of the Stockholders, any other party to any of those agreements of any of the provisions of any of those agreements and no condition exists that, with notice or lapse of time or both, would constitute a default by FDT or to the Knowledge of the Stockholders, any other party to any of those agreements where in either case such breach or default might reasonably be expected to have a Material Adverse Effect. No party to any of the agreements, commitments and leases referred to in sections 3.12 has made, asserted or has any defense, setoff or counterclaim under any of those agreements or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement or to renew or extend the term of its agreement, and FDT has not received any notices to that effect.

3.15          Intellectual Property.

         (a) Schedule 3.15(a) contains a true and complete list of Intellectual Property owned or licensed by FDT. FDT owns, free and clear of any claim, lien or encumbrance, or possesses a perpetual, exclusive, worldwide, and irrevocable license to use, distribute, reproduce and create derivatives of, all of the Intellectual Property listed or summarized on schedule 3.15(a), and the items listed or summarized on schedule 3.15(a) constitute all Intellectual Property necessary for or used in the continued operation of the business of FDT in a manner consistent with past practices. To the Knowledge of the Stockholders, (a) there is no violation by others of any right of FDT with respect to its Intellectual Property; and (b) FDT was and is not infringing upon or misappropriating any Intellectual Property or other rights of any third party, and there are no valid grounds for any bona fide claim of any such kind. No proceedings are pending or, to the Knowledge of the Stockholders threatened, and no claim has been received by FDT or any of the Stockholders alleging any such infringement or misappropriation.  No additional license fee, royalty or similar fee of any kind is payable by FDT for the use of any Intellectual Property.

                         (b) FDT is not, and as a result of the execution or delivery of this agreement or performance of its obligations hereunder, will not be, in violation of any license, sublicense, agreement or instrument to which it is a party or otherwise bound, nor will execution or delivery of this agreement, or performance of its obligations hereunder, (1) cause the diminution, termination or forfeiture of any of its Intellectual Property rights, (2) cause, or create an individual or governmental cause of action for, the violation or infringement of any individual’s privacy rights.

                         (c) FDT has taken commercially reasonable steps to protect its rights in its confidential or proprietary information (both of FDT and that of third persons that FDT has received under an obligation of confidentiality) and Intellectual Property.

                         (d) “Intellectual Property” means trademarks, trade names, service marks, trade dress, copyright registrations and applications, material copyrightable content or other works, patents, patent applications, material trade secrets, logos, software (including both its executable code and source code), databases (including all of the information in the databases including, but not limited to, personally identifiable information, nonpersonally identifiable information, assessment data, and other items and responses), web sites, and domain names and domain name registrations (including any URL accessible by FDT’s clients or authorized members of the public) owned throughout the world and used, or currently in development, by FDT in their business.

3.16          ERISA / Certain Employment Matters.

         (a) Neither FDT nor any entity that would be deemed a “single employer” with FDT under Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) is a party to, obligated under, or otherwise maintains, contributes or sponsors, any pension, annuity, retirement, equity-based, stock purchase, savings, profit sharing, severance, health, welfare, or deferred compensation plan or agreement, or any retainer, employment, consultant, bonus, group insurance or other compensation, incentive or benefit contract, plan or arrangement with regard to any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) of FDT (each, an “Employee Benefit Plan”), and no such individual is entitled to any benefits except pursuant to an Employee Benefit Plan. Each Employee Benefit Plan complies and has been maintained and operated in all material respects in compliance with its terms and applicable law, including, without limitation, ERISA, the Code, and all laws and regulations of any foreign jurisdiction applicable to it. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (all of which are set forth on schedule 3.16) is qualified and has received a determination letter from the IRS to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability. All payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any United States federal or state law or the law of any foreign jurisdiction, with respect to all periods through the date of this agreement have been made. No claim, lawsuit, arbitration or other action (whether brought by a governmental authority or otherwise) has been threatened, asserted, instituted, or, to the Knowledge of the Stockholders, anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) and no “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is expected to occur with respect to any Employee Benefit Plan. None of FDT, any Subsidiary or any ERISA Affiliate, or any of their respective predecessors, has ever, directly or indirectly, contributed to or been in any way liable with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither FDT nor any ERISA Affiliate provides for any health, disability, or life insurance benefits of any kind whatsoever (other than under Section 4980B of the Code, the U.S. Social Security Act, a plan qualified under Section 401(a) of the Code or as otherwise required by applicable law) to any current or future retiree or terminated employee.

                         (b) FDT (i) has withheld and remitted all amounts required by law or by agreement to be withheld and remitted from the wages, salaries and other payments to their employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Hours worked by and payment made to employees of FDT have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. Any individual engaged to provide services to FDT has been correctly classified as an independent contractor for all purposes, including payroll tax, withholding, unemployment compensation and benefits. FDT has not received any notice of any pending or threatened inquiry, audit or claim by any government authority or individual concerning the correct classification as an independent contractor of any person who has performed any services for FDT.

3.17          Environmental Matters.

         (a) FDT and all of the real property leased or operated by it is and, during the period leased or operated by FDT has been in compliance in all material respects with all United States federal, state and local, and all foreign, laws, regulations, rules, orders, decrees, ordinances and common law relating to pollution, the protection of human health or the environment, including, but not limited to, laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”). “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation (including, without limitation, radio-frequency radiation), and any other chemicals, materials or substances regulated by or that could result in liability under any Environmental Laws.

(b) To the Knowledge of the Stockholders, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release or potential release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any claim against or violation by FDT, or against any person or entity whose liability for any claim or violation FDT has (or may have) retained or assumed either contractually or by operation of law.

(c) To the Knowledge of the Stockholders, (i) FDT has not generated, stored, transported, treated, disposed or arranged for the treatment, transportation, storage or disposal of Materials of Environmental Concern, (ii) there are no underground storage tanks located on any real property owned or leased by FDT, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by FDT, (iv) no polychlorinated biphenyls (PCBs) are used or stored at any real property owned or leased by FDT, and (v) without limiting the generality of the preceding clause, none of the electrical equipment located at any real property leased by FDT contains any PCBs.

(d) Materials of Environmental Concern have not been generated, transported or disposed of by FDT or in connection with the conduct of its business from any real property now or previously owned, leased or operated by FDT in a manner or to a location, which could reasonably be expected to give rise to liability under Environmental Laws.

3.18          Permits and Licenses. FDT has and is in compliance with, all permits, licenses, franchises and other authorizations (“Licenses”) necessary for the conduct of its business, and all such Licenses are valid and in full force and effect. Schedule 3.18 contains a true and complete list of all Licenses that are material to the conduct of the business of FDT.

3.19          Insurance and Bonds. FDT maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are to the Knowledge of the Stockholders reasonable with respect to the business in which FDT is engaged and the nature of the property owned or leased by FDT. Schedule 3.19 contains a complete list of all insurance policies held by FDT and specifies the policy limit, type of coverage, location and value of the property covered, annual premium, premium payment date and expiration date of each of the policies.

3.20         Transactions with Affiliates. There is no existing obligation, and since December 31, 2005 there has been no transaction, between FDT and any of the Stockholders or, other than compensation and expense reimbursement in the ordinary course consistent with past practices, any manager, officer or director of FDT or any of their respective affiliates.

3.21          No Misrepresentation. No representation or warranty by the Stockholders in this agreement (including the schedules to this agreement) and no statement made or contained in any certificate delivered to Platinum pursuant to section 7.1 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this agreement (including the schedules to this agreement) not misleading. The representations and warranties of the Stockholders shall be true in all material respects as of the Closing Date.

4.    Representations and Warranties of the Stockholders. Each of the Stockholders, severally and not jointly, represents and warrants to FDT and Platinum that he, she or it has the full right, power and authority to enter into and perform this agreement in accordance with its terms; that he, she or it is not bound by or subject to any contractual or other obligation that would be violated by his, her or its execution or performance of this agreement; that this agreement is his, her or its legal, valid and binding obligation enforceable against him, her or it in accordance with its terms; that he, she or it owns, beneficially and of record, the number of shares of capital stock of FDT set forth opposite his, her or its name on schedule 1.1, in each case free and clear of any liens, claims or encumbrances; and that upon consummation of the transactions pursuant to section 1.1, Platinum will acquire good and valid title to all the shares being purchased from him, her or it, free and clear of any lien, claim or encumbrance.

5.    Representations and Warranties by Platinum.  Platinum represents and warrants to the Stockholders as follows:

5.1    Organization. Platinum is a corporation duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to enter into and perform this agreement in accordance with its terms. 5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by Platinum has been duly authorized by all necessary action of Platinum and this agreement constitutes the legal, valid and binding obligation of Platinum, enforceable against it in accordance with its terms. The execution, delivery and performance of this agreement by Platinum has been duly authorized by all necessary action of Platinum and this agreement constitutes the legal, valid and binding obligation of Platinum, enforceable against it in accordance with its terms.

5.3    Consents of Third Parties. The execution, delivery and performance of this agreement by Platinum will not (a) conflict with the organizational documents of Platinum and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which Platinum is a party or by which Platinum is bound, or (b) constitute a violation by Platinum of any law or regulation applicable to Platinum. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Platinum in connection with the execution, delivery and performance of this agreement. The execution, delivery and performance of this agreement by Platinum will not (a) conflict with the organizational documents of Platinum and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which Platinum is a party or by which Platinum is bound, or (b) constitute a violation by Platinum of any law or regulation applicable to Platinum. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of Platinum in connection with the execution, delivery and performance of this agreement.

5.4    Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of Platinum’s knowledge, threatened, or any order, injunction or decree outstanding, against Platinum that would prevent the consummation of the transactions contemplated by this agreement.

6.    Further Agreements of the Parties.

6.1    Operation of the Business. From the date of this agreement through the Closing Date, the Stockholders shall cause FDT and each of the Subsidiaries:

 (a) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                    (b) not to, except with Platinum’s prior written approval or as expressly set forth on schedule 6.1(a), (i) enter into any transaction or incur any liability or obligation (other than fees and expenses of counsel and accountants to FDT in connection with the consummation of the transactions contemplated hereby), (ii) sell or transfer any of its assets, other than assets that have worn out or been replaced with other assets of equal or greater value or assets that are no longer needed in the businesses of FDT, or (iii) hire any employee;

                    (c) not to make any distribution or pay any dividend to any of the Stockholders or acquire any stock or other interest in FDT or, directly or indirectly, make any other payment of any kind or any loan to any of the Stockholders or any of their respective affiliates or members of their respective families, other than compensation for services or payments for products, in each case consistent with past practices;

                    (d) not to, except with Platinum’s prior written approval, (i) enter into or renew any lease, agreement or commitment that, if entered into prior to the date of this agreement, would have been required to be included on schedule 3.12, (ii) cause, or take any action to allow, any lease, agreement or commitment listed on schedule 3.12 to lapse (other than in accordance with its terms), to be modified in any adverse respect, or otherwise to become impaired in any material manner, or take any action of the kind referred to in section 3.6; and

                    (e) to (i) maintain all of its assets in customary repair, maintenance and condition, except to the extent of normal wear and tear and (ii) maintain or cause to be maintained insurance on its assets and businesses as described in section 3.19.

(f) Platinum and Crystal agree to employ Tracy Michaels and Ann Macker for the period of Three (3) years for $135,000 annual salary each, to include customary benefits for executive type employees to include but not limited to; car allowance, health insurance, cellular telephone, travel reimbursement, etc., as outlined in mutually agreed upon employment agreements.

6.2    Notices.

    (a) From the date of this agreement through the Closing Date, the Stockholders shall cause FDT promptly to notify Platinum in writing of, and furnish any information that Platinum may reasonably request with respect to, (a) any claim, litigation, proceeding or governmental investigation threatened or asserted by or against FDT or any material development with respect to any such claim, litigation, proceeding or investigation, (b) any event or condition that would cause any of the conditions to Platinum’s obligation to consummate the transactions contemplated by this agreement not to be fulfilled and (c) any Material Adverse Effect.

                    (b) From the date of this agreement through the Closing Date, Platinum shall promptly notify FDT and the Stockholders’ Representative (as such term is defined in Section 11.1(b) of, and furnish any information that the Stockholders’ Representative reasonably may request with respect to, any event or condition that would cause any of the conditions to the Stockholders’ obligations to consummate the transactions contemplated by this agreement not to be fulfilled.

6.3    Consents. The Stockholders shall cause FDT to use commercially reasonable efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Platinum, all consents, without any conditions adverse to FDT or Platinum, required for the consummation of the transactions contemplated by this agreement, including, without limitation, all consents set forth on schedule 6.3.

6.4    Expenses. Except as otherwise specifically provided in this agreement, each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement.

                 6.5   Access to Information.

                    (a) Prior to the closing, Platinum and its representatives may make such reasonable investigation of FDT as it may desire, and the Stockholders shall cause FDT to give to Platinum and to its counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the closing to all of the assets, books, commitments, agreements, records and files of FDT, and FDT promptly shall furnish to Platinum during that period all documents and copies of documents (certified as true and complete if requested) and information concerning the business and affairs of FDT as Platinum reasonably may request; provided that FDT shall not be required to disclose to Platinum or any representative of Platinum that information, in electronic form or otherwise, that is proprietary to clients or customers of FDT or where such disclosure would violate applicable law. Platinum shall (unless otherwise required by applicable law) hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the transactions contemplated by this agreement are not consummated for any reason, shall return to FDT all such information and documents and any copies as soon as practicable and shall not disclose any such information (that has not previously been disclosed by a party other than Platinum or its affiliates) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. Platinum’s obligations under this section shall survive the termination of this agreement.

                    (b) Prior to the closing, Platinum shall provide to FDT such reasonable business records as FDT may desire regarding the financial ability of Platinum to consummate the transactions contemplated by this Agreement; provided that Platinum shall not be required to disclose to FDT that information, in electronic form or otherwise, that is proprietary to clients or customers of Platinum or where such disclosure would violate applicable law. FDT shall (unless otherwise required by applicable law) hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the transactions contemplated by this agreement are not consummated for any reason, shall return to Platinum all such information and documents and any copies as soon as practicable and shall not disclose any such information (that has not previously been disclosed by a party other than FDT or its affiliates) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. FDT’s obligations under this section shall survive the termination of this agreement.

6.6    Releases.  Effective as of the Closing Date, and subject to the closing having occurred:

(a) Each Stockholder fully and unconditionally releases and discharges FDT and its successors and assigns, from all claims or causes of action, whether known or unknown, that it, he or she ever had or has as of the Closing Date arising out of any event or occurrence prior to, or any fact or circumstance existing as of, the Closing Date, except that there shall be excluded from this release by each of the Stockholders any claim against FDT for indemnity for third party actions brought against such Stockholder in its capacity as a Stockholder, director, officer or employee of FDT (but this exclusion shall not limit any rights or remedies that FDT or its affiliates may have under this Stock Purchase Agreement).

(b) FDT fully and unconditionally releases and discharges each of the Stockholders, and their respective successors and assigns, from all claims or causes of action, whether known or unknown, that it ever had or has as of the Closing Date against such Stockholder in such Stockholder’s capacity as a holder of capital stock of FDT. For clarity, the foregoing does not release any claims or causes of action against a Stockholder other than in such Stockholder’s capacity as a holder of capital stock of FDT.

(c) For clarity, no release or discharge of any actions or claims is made by any party hereto with respect to this Stock Purchase Agreement or any of the documents, instruments or agreements executed in connection therewith.

6.7    Other Action. No party to this agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing Date. Each of the parties to this agreement shall use commercially reasonable efforts to cause the closing to be held at the earliest practicable date and, in that connection, to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the transactions under this agreement.

6.8    Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver to the other parties such additional instruments of transfer, and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this agreement.

6.9    Standstill. From the date of this agreement through the Closing Date (or, for clarity, termination of this agreement pursuant to its terms, if earlier), the Stockholders and FDT shall not directly or indirectly (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of FDT (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.  The Stockholders shall notify Platinum immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.    Conditions to Closing.

7.1    Conditions to the Obligations of Platinum. Platinum’s obligation to consummate the transactions under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by Platinum):

(a) each of the representations and warranties of FDT and the Stockholders contained in this agreement shall be true in all material respects (without duplication of any exceptions as to materiality contained therein) at and as of the time of the closing with the same effect as if it had been made again at and as of that time;

(b) FDT and each of the Stockholders shall have performed and complied in all material respects with each obligation, covenant and condition required by this agreement to be performed or complied with by him, her or it prior to or at the closing;

                    (c) FDT shall have received, without any condition adverse to FDT or Platinum, all consents and approvals listed on schedule 6.3, each in form and substance reasonably satisfactory to Platinum;

                    (d) there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement;

                    (e) there shall not have been any change or event that has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition, businesses or operations of FDT;

                    (f) there shall not be pending or, to the Knowledge of the Stockholders, threatened, any litigation, proceeding or governmental investigation relating to the transactions contemplated by this agreement;

                    (g) Crystal International Travel Group, Inc. (“Crystal International”) shall have closed on an equity investment of between $2 million to $3 million in net proceeds to Crystal International, a portion of which shall be contributed to Platinum immediately prior to the closing to fulfill obligation to fund the Cash Portion of the Purchase Price;

                    (h) Platinum shall have been furnished with certificates of FDT and of the Stockholders’ Representative, on behalf of the Stockholders, dated the Closing Date, in form and substance reasonably satisfactory to Platinum, certifying to the fulfillment of the conditions set forth in sections 7.1(a) through 7.1(f);

                    (i) Platinum shall have completed, to its reasonable satisfaction, its due diligence of FDT;

                    (j) there shall not be outstanding any option to acquire from FDT any shares of FDT stock (other than options that will automatically terminate upon consummation of the closing).

7.2    Conditions to the Obligations of the Stockholders. The obligations of the Stockholders to consummate the transactions under this agreement are subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived by Stockholders holding a majority of all shares of common stock of FDT held by all Stockholders, determined on an as converted basis):

(a) each representation and warranty of Platinum contained in this agreement shall be true in all material respects at and as of the time of the closing with the same effect as though it had been made again at and as of that time;

(b) Platinum shall have performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;

(c) there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement; and

(d) the Stockholders shall have entered into a [Stockholder Proceeds Distribution Agreement] in a form substantially similar to that attached as Exhibit A hereto;

                    (e) FDT shall have been furnished with a certificate from Platinum, dated the Closing Date, in form and substance satisfactory to FDT, certifying to the fulfillment of the conditions set forth in sections 7.2(a) through 7.2(c).

8.    Transactions at the Closing.

8.1    Documents to be Executed and Delivered by the Parties. At the closing, the parties shall execute and deliver such documents and instruments as shall be necessary to consummate the transactions contemplated by section 1.1, which shall, without limitation cause the assumption of the existing lease of FDT for the premises located at 1455 North Dutton Avenue Santa Rosa, CA 95401. Additionally, at the closing Crystal shall issue to Ann Macker and Tracy Michaels a promissory note in the amount of $331,913.41 at eight percent interest per annum. The promissory note shall be in a form to be negotiated by Crystal and Ann Macker Tracy Michael but shall be substantially similar to the form of promissory notes currently payable by FTD to Ann Macker and Tracy Michaels (the “Old Notes”).

8.2    Documents to be Delivered by Platinum, FDT and the Stockholders. At the closing, the parties shall deliver the following:

(a) Each Stockholder shall deliver to Platinum that Stockholder’s original stock certificate accompanied by a duly executed assignment separate from certificate. Additionally, Ann Macker and Tracy Michaels shall cancel the Old Notes in a form satisfactory to Crystal in consideration for the issuance of the promissory note in Section 8.1.

(b) the Stockholders shall deliver to Platinum:

                        (i) the certificate referred to in section 7.1(g);

                        (ii) copies of all consents received pursuant to section 6.3; and

                        (iii) the agreements referred to in section 7.1(j).

9.    Survival of Representations and Warranties; Indemnification.

9.1    Survival.

    (a) All representations and warranties by FDT and the Stockholders shall survive the closing notwithstanding any investigation at any time by or on behalf of Platinum, and shall not be considered waived by the consummation of the transactions contemplated by this agreement with knowledge of any misrepresentation or breach by FDT or any of the Stockholders. The Stockholders shall not, however, have any liability for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to the Stockholders’ Representative prior to the expiration of twelve months from the Closing Date, except for (i) misrepresentations or breaches of warranty in sections 3.16 and 3.17 for which a claim may be asserted within three years after the Closing Date, (ii) misrepresentations or breaches of warranty in sections 3.1, 3.3, 4 and 12.2 for which there shall be no time limitation for the assertion of a claim, and (iii)  misrepresentation or breach of warranty in section 3.11, for which a claim may be asserted at any time prior to sixty days after the expiration of the statute of limitations applicable to the tax involved (the representations and warranties referred to in the preceding clauses (i), (ii) and (iii) being referred to collectively as the “Excepted Matters” and the representations and warranties in the first sentence of section 3.1, and sections 3.3, 4 and 12.2, being referred to as the “Fundamental Matters”).

                    (b) All representations and warranties by Platinum shall survive the closing notwithstanding any investigation at any time by or on behalf of the Stockholders and shall not be considered waived by their consummation of the transactions contemplated by this agreement with knowledge of any misrepresentation or breach by Platinum. Platinum shall not, however, have any liability for misrepresentation or breach of any representation or warranty except to the extent that notice of a claim is asserted in writing and delivered to Platinum prior to the expiration of twelve months from the Closing Date, except for misrepresentations or breaches in sections 5.1, 5.2 or 12.2, for which there shall be no time limitation.

                    (c) A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by written notice to the party from whom indemnification is sought, specifying in reasonable detail the claim and the basis upon which indemnification is sought.

                    (d) All statements contained in the certificate delivered by or on behalf of the Stockholders pursuant to section 7.1(g) of this agreement shall be considered representations and warranties by the Stockholders to Platinum with the same force and effect as if contained in this agreement. All statements contained in the certificate delivered by or on behalf of Platinum pursuant to section 7.2(d) this agreement shall be considered representations and warranties by Platinum to the Stockholders with the same force and effect as if contained in this agreement.

9.2    Indemnification of Platinum.

    (a) Subject to the limitations set forth in this section 9, each Stockholder shall indemnify Platinum and its respective affiliates, partners, members, stockholders, directors, managers, officers, employees and representatives (the “Buyer Indemnified Parties”), in the manner and to the extent provided in this section 9, against all loss, liability, expense (including reasonable fees and expenses of counsel, whether involving a third party or between the parties to this agreement), diminution in value or damage (collectively referred to as “Losses”) any of them may suffer, sustain or become subject to as a result of any breach of any representation, warranty, covenant or other agreement of any of the Stockholders contained in this agreement, or any misrepresentation by any of the Stockholders, or any claim by a third party that, without regard to the merits of the claim, would constitute such a breach or misrepresentation. If any representation or warranty of any of the Stockholders is inaccurate, the Buyer Indemnified Parties shall be deemed to have suffered Losses to the extent that the value of Platinum or the value of FDT capital stock acquired by Platinum is less than it would have been if that representation and warranty had been accurate.

                    (b) To the extent that Losses arise from a breach by a Stockholder of a covenant of such Stockholder or a breach of warranty or misrepresentation by such Stockholder with respect to the matters set forth in section 4, that Stockholder (and only that Stockholder) shall bear the indemnification obligation for 30 day’s after closing.

                    (c) None of the Stockholders may seek to avoid his or her share of liability for any Losses based on any claim that FDT is liable for all or any portion of those Losses, and after closing the Stockholders shall have no right of indemnification or contribution against FDT or any of the Subsidiaries for any amounts paid to any Buyer Indemnified Party as a result of any Losses or for any other matter.

9.3    Indemnification of the Stockholders. Platinum shall indemnify and hold harmless the Stockholders and FDT (prior to the closing) and their respective affiliates, partners, members, stockholders, directors, managers, officers, employees and representatives against all loss, liability, damage, diminution in value or expense (including reasonable fees and expenses of counsel) they may suffer, sustain or become subject to as a result of any breach of any representations, warranties, covenants or other agreements of Platinum, as applicable, contained in this agreement, or any misrepresentation by Platinum, or any claim by a third party that, without regard to the merits of the claim, would constitute such a breach or misrepresentation.

9.4    Limitation on Liability.

    (a) None of the Stockholders shall be liable for any misrepresentation or breach of warranty under this agreement unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties as a result of all misrepresentations or breaches of warranty under this agreement exceeds $5,000 (in which event the Stockholders shall be liable for the full amount of the Losses incurred by the Buyer Indemnified Parties). This section 9.4(a) shall not apply, however, to any misrepresentation or breach of any warranty with respect to any of the Fundamental Matters, Excepted Matters or any matter in section 3.2(b).

                    (b) Notwithstanding anything to the contrary contained in this agreement (but subject to the immediately following sentence), if the sale of shares contemplated by this agreement is not consummated as a result of misrepresentation or breach of warranty by the Stockholders or the breach of any of the Stockholders’ covenants in the agreement, the liability of each Stockholder to Platinum under this agreement shall not exceed such Stockholder’s proportionate share of an amount equal to two times the costs and expenses incurred by Platinum in connection with the proposed transaction, including, but not limited to, the costs incurred by them in connection with their due diligence investigation of FDT and in connection with the preparation and negotiation of this agreement and related agreements and other documents. The preceding sentence shall not apply to the extent that the sale of shares contemplated by this agreement is not consummated as a result of any willful breach by a Stockholder of any covenant under this agreement or any intentional misrepresentation or intentional breach of warranty by a Stockholder in this agreement, in which event such Stockholder (and no other Stockholder) shall have liability for the full amount of Losses incurred by Platinum, including, but not limited to, the costs referred to in the preceding sentence.

9.5    Matters Involving Third Parties.

(a) If any third party shall notify any party hereto with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification by the party so notified against any other party to this agreement hereto, the indemnified party shall promptly give notice of the matter to the indemnifying party (in the case of the Stockholders, notice to the Stockholders’ Representative being sufficient); provided, however, that no delay on the part of the indemnified party in notifying the indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is thereby prejudiced.

(b) An indemnifying party will have the right to defend the indemnified party against the Third Party Claim with counsel of its choice satisfactory to the indemnified party provided that (i) the indemnifying party notifies the indemnified party, in writing, within 15 days after the indemnified party has given notice of the Third Party Claim, that the indemnifying party will assume the defense of the Third Party Claim and pay all attorneys’ fees and other third party defense costs in connection therewith, (ii) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party (in the case of the Stockholders, that each of the Stockholders) will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice adverse to the continuing business interests of the indemnified party, and (iv) the indemnifying party conducts the defense of the Third Party Claim actively and diligently.

                    (c) So long as the indemnifying party (in the case of the Stockholders, the Stockholders’ Representative on behalf of the Stockholders) is conducting the defense of the Third Party Claim in accordance with section 9.5(b) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) the indemnified party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party (not to be unreasonably withheld). In addition, the indemnifying party will not, at any time, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party (not to be unreasonably withheld).

                    (d) If any of the conditions in section 9.5(b) above is or becomes unsatisfied, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), provided, however, that the indemnifying party shall be given the right to participate in such defense through counsel chosen by the indemnified party at its expense, (ii) the indemnifying party shall reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses) to the extent that the Third Party Claim is subject to indemnity hereunder, and the indemnifying party shall remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this section 9.5 (subject to the other limitations set forth in this section 9).

                    (e) With respect to any action or proceeding subject to indemnification under this section 9.5, (i) both the indemnified party and the indemnifying party (in the case of the Stockholders, the Stockholders’ Representative), as the case may be, shall be kept fully informed of the action or proceeding at all stages thereof where such party is not represented by its own counsel, (ii) the parties shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other to try to ensure the proper and adequate defense of any such action or proceeding brought by any third party, and (iii) regardless of which party is controlling the settlement or defense of any action or proceeding, both the indemnified party and indemnifying party shall act in good faith.

                    (f) With respect to any pending action or proceeding subject to indemnification under this section 9.5, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, (i) each party shall use its commercially reasonable efforts, in any action or proceeding in which he or it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any action or proceeding shall, to the extent possible, be made so as to reserve any applicable attorney-client or work-product privilege.

                    (g) In connection with all matters relating to Third Party Claims, the Stockholders’ Representative is authorized to act on behalf of the Stockholders in dealing with the Buyer Indemnified Parties and third parties, and any action taken by the Stockholders’ Representative shall be binding upon each of the Stockholders to the same extent as if the action had been taken personally by them, respectively.

9.6    Additional Agreements Regarding Indemnity.

    (a) The parties shall treat any indemnity payment made under this agreement as an adjustment to the Purchase Price for Tax purposes, and the parties agree to file their tax returns accordingly.

                    (b) The amount of any Losses for which indemnification is provided under this section 9 shall be net of (i) any amounts recovered by an indemnified party or any of its respective affiliates pursuant to any indemnification by or indemnification agreement with any third party, which amount shall be reduced by the fees, costs and expenses incurred by the indemnified party or such affiliate in recovering such indemnification to the extent not recovered, and (ii) any insurance proceeds or other cash receipts or reimbursement received at any time (whether before or after payment of any amounts hereunder) from an indemnifying party or any of its respective affiliates as an offset against such Losses.

                    (c) This section 9.6 sets forth the exclusive remedies of the parties for any breach of this agreement by any other party, other than any rights that a party may have against any other party hereto in the event of such other party’s willful fraud; provided, however, the foregoing shall not limit any rights that any party may have to seek equitable relief or any remedies that the parties may have with respect to the Limited Guaranty attached hereto.

                    (d) Each indemnified party shall (at the expense and request of the indemnifying party) use commercially reasonable efforts to pursue any available claims under all applicable insurance policies with respect to any matter subject to indemnification hereunder.

                    (e) If an indemnifying party makes any indemnification payment under this section 9 with respect to indemnification obligations of such indemnifying party, and subsequent to such payment the indemnified party recovers any amounts under any insurance policy with respect to any matter giving rise to such indemnification payment, and such insurance proceeds (net of expenses incurred in connection with making or perfecting claims under such policies and net of the aggregate premiums paid under such policies) were not included in the computation of the Losses subject to indemnification, within 15 days after such payment the indemnified party who received such net insurance proceeds shall promptly pay to the indemnifying party (and if more than one indemnifying party, pro rata among them based on the amount of indemnification paid by each) of an amount equal to the insurance proceeds received, up to the amount of indemnification payments previously received by it.

                    (f) Each indemnified party shall reasonably cooperate with an indemnifying party, as reasonably requested by it, him or her, in order for the indemnifying party’s efforts to mitigate Losses subject to indemnification by such indemnifying party, but no indemnified party shall be obligated to take any action (or omit to take any action) pursuant to this provision if in its reasonable business judgment the that act (or omission) would be adverse to its business interests.

10.    Termination.

 10.1         Termination. This agreement may be terminated:

(a) by written agreement of Platinum and the Stockholder’s Representative;

(b) by Platinum or the Stockholders Representative, by notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this agreement incapable of fulfillment and not subject to cure; or

                    (c) by Platinum or the Stockholders Representative, by written notice to the other, if the closing shall not have occurred by the date referred to in section 2.2.

10.2          Liability. The termination of this agreement shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

11.    Stockholders’ Representative.

 11.1         Appointment; Acceptance.

    (a) By executing this agreement, from and after closing, each Stockholder hereby irrevocably constitutes and appoints the Stockholders’ Representative, acting as hereinafter provided, as such Stockholder's attorney-in-fact and agent to act in such Stockholder's name, place and stead in connection with all matters arising from and under this agreement and acknowledges that such appointment is coupled with an interest. By executing this agreement, the Stockholders’ Representative hereby (a) accepts such appointment and authorization to act as the Stockholders’ Representative and as attorney-in-fact and agent in accordance with the terms hereof and (b) agrees to perform his obligations hereunder, and otherwise to comply with this section 11.

    (b) [ ] shall be the “Stockholders’ Representative.” Such Stockholders’ Representative may be removed with the written consent of Stockholders owning a majority of all shares of common stock held by all Stockholders, determined on an as if converted basis. In the event of the resignation, removal or inability to serve of the person then serving as the Stockholders’ Representative, a successor Stockholder’s Representative may be appointed with the written consent of Stockholders owning a majority of all shares of common stock held by all Stockholders, determined on an as if converted basis. Platinum shall be given prompt written notice of the appointment of any successor Stockholders’ Representative.

11.2   Authority. To the extent of the appointment set forth in section 11.1, each Stockholder fully and completely:

(a) agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Stockholders’ Representative under this agreement;

(b) authorizes the Stockholders’ Representative, after the Closing Date, to

(i) assert claims, make demands and commence actions on behalf of the Stockholders under this agreement,

(ii) dispute or to refrain from disputing any claim made by the Stockholders,

(iii) negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Stockholders under, this agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind the Stockholders in so doing),

(iv) give such instructions and do such other things and refrain from doing such things as the Stockholders’ Representative shall deem appropriate to carry out the provisions of this agreement,

(v) give any and all consents and notices under this agreement, and

(i) perform all actions, exercise all powers, and fulfill all duties otherwise assigned to the Stockholders’ Representative in this agreement.

11.3          Actions. To the extent of the appointment set forth in section 11.1:

(a) Each of the Stockholders hereby expressly acknowledges and agrees that the Stockholders’ Representative has the sole and exclusive authority to act on such Stockholders' behalf in respect of all matters arising under or in connection with this agreement after the Closing Date, notwithstanding any dispute or disagreement among them, and that no Stockholder shall have any authority to act unilaterally or independently of the Stockholders’ Representative in respect to any such matter.

(b) Platinum shall be entitled to rely on any and all actions taken by the Stockholders’ Representative under this agreement without any liability to, or obligation to inquire of, any of the Stockholders. All notices, counter notices or other instruments or designations delivered by any Stockholders in regard to this agreement shall not be effective unless, but shall be effective if, signed by the Stockholders’ Representative, and if not, such document shall have no force or effect whatsoever and Platinum and any other person or entity may proceed without regard to any such document. Platinum and any other person or entity are hereby expressly authorized to rely on the genuineness of the signature of the Stockholders’ Representative, and upon receipt of any writing that reasonably appears to have been signed by the Stockholders’ Representative, Platinum and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

11.4    Effectiveness. To the extent of the appointment set forth in section 11.1, the authorizations of the Stockholders’ Representative shall be irrevocable and effective until the Stockholders’ Representative’s rights and obligations under this agreement terminate by virtue of the termination of all obligations of the Stockholders to Platinum, and Platinum to the Stockholders, under this agreement.

11.5    Reimbursement of Expenses of the Stockholders’ Representative. The Stockholders agree to reimburse the Stockholders’ Representative for any reasonable out-of-pocket costs and expenses the Stockholders’ Representative incurs in performing the Stockholders’ Representative’s services hereunder. The Stockholders shall share such reimbursement expense, pro rata based on the Stockholders’ ownership of common stock, and shall pay such amounts within thirty days after written notice thereof. Further, the Stockholders’ Representative shall be entitled to withhold any such amounts from any proceeds due to the Stockholders hereunder.

11.6    Indemnification of the Stockholders’ Representative. The Stockholders shall severally indemnify and save harmless (based on each Stockholder’s pro rata holdings of common stock) the Stockholders’ Representative from and against any and all Losses, including all expenses reasonably incurred in his defense and all costs and expenses reasonably incurred in enforcing the Stockholders’ Representative’s right to indemnification hereunder, to which the Stockholders’ Representative shall be subject by reason of any action taken or omitted to be taken, except as may result from the Stockholders’ Representative's gross negligence or willful misconduct; provided, however, that such indemnification shall not apply to any actions taken or omitted in the Stockholders’ Representative's capacity as an Stockholder. This section 11.6 shall survive the termination of this Agreement. Further, each Stockholder shall indemnify and hold each other Stockholder harmless from any and all Losses that such other Stockholders may suffer or incur in connection with a breach by a Stockholder of such Stockholders’ representations and warranties set forth in section 4.

11.7    Contribution Among Stockholders. In the event the Stockholders shall have any obligation to Platinum under this agreement (other than a breach by a Stockholder of such Stockholders’ representations and warranties set forth in section 4), each Stockholder agrees, promptly upon demand by the Stockholders’ Representative, to contribute the Stockholder's pro rata share of same. Each Stockholder shall have the right to enforce the obligations of the other Stockholders arising under this section 11.7.

11.8    Consent to Transactions. Each Stockholder expressly consents to the execution of this agreement (and the other transaction documents to which FDT is a party) by FDT and to FDT’s performance of its obligations hereunder and thereunder and the consummation of the transactions hereunder and thereunder.

11.9    Exculpation of Platinum. Platinum shall have no liability for any acts or omissions of the Stockholders’ Representative or otherwise with respect to any claim brought by any Stockholder against any another Stockholder or the Stockholders’ Representative.

12.    Miscellaneous.

12.1    Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile, one business day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

if to FDT, to:

Look Out We’re Travelling, Inc.
Dba
Flying Dutchmen Travel
1455 North Dutton Avenue
Santa Rosa, CA 95401
Fax: (707) 545-2112
Attention: Tracy Michaels
Email: tracy@flyingdutchmentravel.com

with a copy to (which shall not constitute notice):

[ ]
Fax:

if to Platinum, to:

Platinum Hospitality Holdings, Inc.
C/O
Crystal International Travel Group, Inc.
2160 Headquarters Plaza, 10th Floor
Fax: (973) 695-1662
Attention: Fabrizzio P. Busso-Campana
Email: fpbusso@crystalitg.com

with copies to (which shall not constitute notice):

Quick Law Group P.C.
900 W. Pearl Street

Suite 300
Boulder, Colorado 80302
facsimile: (303) 845-7315
Attention: Jeffrey M. Quick, Esq.
Email: jquick@quicklawgroup.com

If to a Stockholder, as set forth on the Stockholder’s Signature Page hereto.

If to the Stockholders’ Representative:

[ ]
Fax:

with a copy to (which shall not constitute notice):

[ ]
Fax: [ ]
Attention: [ ]

12.2    Finders. The Stockholders represent and warrant that neither FDT nor any of them has used the services of any broker or finder in connection with the transactions contemplated by this agreement. Platinum represents and warrants that it has not used the services of any broker or finder in connection with the transactions contemplated by this agreement.

12.3    Entire Agreement; Amendment. (a) This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreements among them relating to that subject matter, and cannot be changed or terminated orally. This agreement may be amended or waived in writing signed (in the case of a waiver, by the party to be charged thereby) by (i) FDT (until closing, but not thereafter), (ii) Stockholders owning a majority of all shares of common stock held by all Stockholders, determined on an as if converted basis (unless such amendment by its terms affects Stockholders in a material adverse manner from other Stockholders, in which case the written consent of such differently affected Stockholders shall also be required), and (iii) Platinum.

12.4    Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

12.5    Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York.

12.6    Submission to Jurisdiction. The courts located in the State and County of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including, but not limited to, the in personal and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personal or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 12.1 or any other manner permitted by law) and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

12.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AGREEMENT.

12.8    Severability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

12.9    Waiver. Any party may waive compliance by any other party with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

12.10    Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the other parties, except that Platinum may assign any of its rights and delegate any of its duties to any of its affiliates (but no such assignment shall relieve Platinum of any of its obligations under this agreement).

12.11    Definition. As used in this agreement, the term ‘affiliate’ means any person or entity directly or indirectly controlled by, controlling, or under common control with, any other person or entity.

12.12    Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without the prior written consent of Platinum and FDT. After execution of this agreement, FDT and Platinum shall agree on a communications plan prior to any announcement of this agreement or the transactions contemplated hereby to any of FDT’s customers or employees (other than those employees involved in the sale process).

12.13    Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this agreement on any persons or entities other than the parties hereto, and their respective successors and permitted assigns, and no provision of this agreement shall give any third persons any right of subrogation or action over or against the parties hereto, provided, however, that after closing, the identified indemnified parties shall be third party beneficiaries of section 9. Nothing in this agreement is intended to relieve or discharge the obligations or liability of any third persons or entities to the parties hereto.

12.14    Specific Performance. FDT and the Stockholders acknowledge that the business of FDT is of a special, unique and extraordinary character, and that any breach of this agreement by FDT or any of the Stockholders could not be compensated for by damages. Accordingly, if FDT or any of the Stockholders breaches its, his or her obligations under this agreement Platinum shall be entitled, in addition to any other remedies that it may have, to enforcement of this agreement by a decree of specific performance requiring Platinum, FDT and the Stockholders to fulfill their respective obligations under this agreement, without any bond or other security being required and without the necessity of showing actual damages.  The foregoing shall not limit any rights or remedies that FDT and the Stockholders may have in connection with a breach of this agreement by Platinum.

- SIGNATURE PAGES FOLLOW -

LOOK OUT WE’RE TRAVELLING , INC.

By:/s/ Ann Macker Name: Ann Macker Title: President

PLATINUM HOSPITALITY HOLDINGS, INC.

By: /s/ Fabrizzio Busso-Campana Name: Fabrizzio Busso-Campana Title: Chief Executive Officer

CRYSTAL INTERNATIONAL TRAVEL GROUP, INC.

By: /s/ Fabrizzio Busso-Campana Name: Fabrizzio Busso-Campana Title: Chief Executive Officer

/s/ Ann Macker [Stockholder]

Notices:

[Address] Fax: [ ]

Tracy Michaels [Stockholder]

Notices:

[Address] Fax: [ ]